                                                                    EXHIBIT 4.61

                           SOFTWARE LICENSE AGREEMENT

The Software License Agreement (this "Agreement") is made on September 1, 2003 in Shanghai by and between:

Licensor: Shanghai Huitong Information Company Limited
Registered Address: No. 28, Jiajian Road, Jiading District, Shanghai City

Licensee: Shanghai Weilan Computer Company Limited
Registered Address: No. 558, Dazhi Road West, Malu Town, Jiading District,
 Shanghai City

The Licensor and the Licensee are each a "Party" and collectively the "Parties".

WHEREAS:

(1) The Licensor is a wholly foreign-owned enterprise established in Shanghai under the laws of the PRC, which owns the copyright of and title to "Linktone PETS Cellphone Games Software V1.0" (hereinafter referred to as the "Cellphone Games Software") that was officially launched on December 9, 2001;

(2) The Licensee is a domestic company incorporated in Shanghai under the laws of the PRC and approved by Shanghai Communications Administration, which is allowed to engage in the operation of information service business (excluding the businesses of internet information service and telephone information service);

(3) The Licensor agrees to grant to the Licensee a license for the use of the Cellphone Games Software and to provide technical support service in relation thereto, while the Licensee agrees to accept from the Licensor such license for the use of the Cellphone Games Software and to pay any costs in connection therewith.

The Parties, after consultation, hereby agree as follows:

1.    Content and Scope of the License

1.1 The Licensor shall grant to the Licensee a license in respect of the Cellphone Games Software.

1.2 During the term of this Agreement, the Licensor shall at the same time provide the Licensee with guarantees and support in connection with the license as follows:

1.2.1 Installation, basic training and guarantee for set-up: The Licensor shall provide training on software installation and basic training to the Licensee and, if necessary, training on initial set-up of software.

1.2.2 Guarantee for additional training: If the Licensee requests the Licensor to give additional training, the Licensor shall, at the request of the Licensee, use its best efforts to provide such training in a timely manner.

1.2.3 Guarantee for maintenance and upgrading: The Licensor undertakes that it will correct all mistakes and/or malfunction in the licensed Cellphone Games Software, and provide maintenance support service that is used in the Cellphone Games Software, including without limitation, the maintenance and upgrading of the technology and content of the Cellphone Games Software.

1.2.4 Guarantee for safe operation of software: The Licensor shall provide support at any time during the term hereof to ensure the safe operation of the Cellphone Games Software.

1.2.5 Guarantee for market demand and sales: The Licensor undertakes that, with its expertise in the Cellphone Games Software, it will offer technical assistance to the Licensee in respect of marketing and sales support work.

1.3 The license in connection with the Cellphone Games Software hereunder shall be non-transferable and non-exclusive.

1.4 The license granted by the Licensor to the Licensee hereunder in respect of the Cellphone Games Software shall be valid only for the value-added telecommunication business operated by the Licensee. The Licensee agrees not to directly or indirectly use or authorize others to use the above Cellphone Games Software in any manner, unless specified to the contrary in this Agreement.

1.5 The license granted to the Licensee hereunder shall be valid in the People's Republic of China only. The Licensee agrees not to use or authorize others to use the above Cellphone Games Software directly or indirectly in other areas.

2.    Ownership and Intellectual Property Right

      The Licensor specially covenants and warrants that it owns the entire copyright of the Cellphone Games Software and the rights granted to the Licensee. These copyright and license rights are all the rights to which the copyright owner of the Cellphone Games Software is entitled, and in respect of which no infringement of others' rights exists. The Licensor specially warrants that it has completed or will complete the registration of any related software products with the appropriate governmental authorities.

3.    Cost and Payment

      Due to the fact that (i) the license for the use of the Cellphone Games Software and the service provided by the Licensee are major parts that are indispensable for the commencement of the value-added telecommunication service business of the

      Licensee, (ii) the development of the value-added telecommunication service business provided by the Licensor to any terminal user is to a large extent dependent upon the quality of such software and its technical service, and (iii) the Licensor of the Cellphone Games Software has devoted a substantial amount of human and material resources on the development of the Cellphone Games Software and is required to provide the services and guarantees set forth in Clauses 1.2.1 to 1.2.3 to the Licensee during the term hereof on a long-term basis, the Licensor and the Licensee, after consultation, agree that the Licensee shall make the following payments to the Licensor in accordance with the requirements as follows:

3.1 During the license period of the Cellphone Games Software, the Licensee shall pay to the Licensor a software license fee and technical service fee which are equivalent to 92% of the actual revenue of a product arising out of the use of such Cellphone Games Software.

3.2 The actual revenue of the product shall be derived from the book sales revenue of the Licensee after deduction of the amount owed to mobile operators. The Licensee shall submit to the Licensor a statement of sales revenue regarding the Cellphone Games Software of the previous month within 7 day after the end of each month.

3.3 The Licensee shall pay the software license fee on a monthly basis, and shall, within 7 days after the end of each month, pay to the Licensor the software license fee in connection with the sales revenue actually received in the prior month.

3.4 The Licensee shall, within one month after the expiration of this Agreement, continue to pay to the Licensor all the software license fees in connection with the revenues received prior to its expiration and which is payable but has not yet been paid under this Agreement.

3.5   Payment Method:

      In accordance with this Agreement, all amounts payable by the Licensee to the Licensor shall be in Renminbi and transferred through banks to the following account:

      Bank  where account is opened:

      Address:

      Account Number:

4.    Software Protection and Confidentiality

4.1   Software Protection

4.1.1 The Licensee agrees to offer to the Licensor all assistance that is necessary for the protection of any rights to which the Licensor is entitled in respect of the Cellphone Games Software. Once a claim is made by any third party against the Cellphone Games Software, the Licensor may, at its own expense, defend itself in proceedings in respect of such claim, the name of the Licensee or both Parties. In the event of any infringement on the Cellphone Games Software by a third party, the Licensee, to the extent that such infringement is known to it, shall immediately notify the Licensor in writing of the infringement of the above rights; only the Licensor shall have the right to decide whether an action shall be taken against such infringement.

4.1.2 The Licensee agrees that it will only use the Cellphone Games Software in compliance with this Agreement and the Cellphone Games Software shall not be used in a manner which, in the opinion of the Licensor, is deceptive and misleading, or in another manner which would cause harm to the reputation of the Cellphone Games Software and the Licensor.

4.2   Confidentiality Clause

4.2.1 The Licensee shall keep in strict confidence all the confidential materials and information of the Licensor which are known to or accessible by the Licensee in connection with its acceptance of the license with regard to the Cellphone Games Software (hereinafter referred to as the "Confidential Information"). Upon the termination of this Agreement, the Licensee shall also, at the request of the Licensor, return all documents, information or software containing any Confidential Information, or destroy them on its own and delete Confidential Information from all its memory devices, and shall not continue to use such Confidential Information. Without the prior written consent of the Licensor, the Licensee shall not disclose, offer or transfer to any third party the Confidential Information.

4.2.2 The Parties agree that Clause 4.2.1 will continue to have effect regardless of any change, discharge or termination of this Agreement.

5.    Representations and Warranties

5.1   The Licensor represents and warrants as follows:

5.1.1 The Licensor is a company duly incorporated and validly existing under the laws of the People's Republic of China.

5.1.2 The execution and performance by the Licensor of this Agreement are within its corporate power and business scope; have been duly authorized by all necessary corporate action and the consent and approval from necessary third parties and governmental departments have been obtained; and do not contravene any law or contractual restriction binding on or affecting it.

5.1.3 Upon execution, this Agreement is the legal, valid and binding obligation of the Licensor, enforceable against the Licensor in accordance with its terms.

5.1.4 The Licensor owns the copyright of and title to the Cellphone Games Software hereunder.

5.2   The Licensee represents and warrants as follows:

5.2.1 The Licensee is a company duly incorporated and validly existing under the laws of the People's Republic of China and approved by the relevant governmental departments of the People's Republic of China, which is allowed to engage in the operation of information service business (excluding the businesses of internet information service and telephone information service).

5.2.2 The execution and performance by the Licensee of this Agreement are within its corporate power and business scope; have been duly authorized by all necessary corporate action and the consent and approval from necessary third parties and governmental departments have been obtained; and do not contravene any law or contractual restriction binding on or affecting it.

5.2.3 Upon execution, this Agreement is the legal, valid and binding obligation of the Licensee, enforceable against the Licensee in accordance with its terms.

6.    Publicity

      The Licensee shall, in all cases, bear any costs in connection with the production of any promotion materials relating to the Cellphone Games Software if it needs to use them. The Licensor shall have the exclusive right to the copyright and other intellectual property rights of all promotion materials with regard to this Agreement, whether such promotion materials are developed or used by the Licensor or Licensee. The Licensee agrees that it shall not, without the prior written approval of the Licensor, promote or advertise the Cellphone Games Software hereunder on broadcasting, TV, newspapers, magazine, internet or other media.

7.    Term of this Agreement

7.1 This Agreement shall be signed and become effective on the date first written above. Unless terminated hereunder prior to its expiration, this Agreement shall be valid until December 31, 2005.

7.2 This Agreement may be renewed prior to its expiration subject to the written confirmation of the Licensor, and a separate agreement shall be made in respect thereof. However, the Licensee shall have no right to confirm unilaterally as to the renewal of this Agreement.

7.3 The Licensor may, at any time during the term hereof, serve the Licensee written notice to terminate this Agreement and such notice shall take effect within 30 days after it is served.

8.    Amendment and Termination of this Agreement

      If a party is in material breach of this Agreement (including but not limited to violating its obligations under Clauses 3 and 4 of this Agreement) and fails to make any remedy for its breach within 30 days of the receipt of a notice from the other party as to the occurrence and existence of such breach, the non-defaulting party may serve the defaulting party a written notice to terminate this Agreement immediately, provided that such termination will not have any prejudice to any right or relief to which the party who demands for termination of this Agreement is entitled under the law or otherwise.

9.    Force Majeure

9.1 "Force Majeure" means any event that is unpredictable at the time of the execution of this Agreement, its occurrence and consequence of which cannot be avoided or overcome, and that will occur after the execution of this Agreement which hinders the full or partial performance of this Agreement by a party. Such events shall include earthquakes, typhoons, floods, fire, war, any interruption of transportation service in or out of the People's Republic of China, any acts that are prohibited by government or public authorities or similar acts, epidemic and any other events which are unpredictable or cannot be avoided or overcome, including any Force Majeure events that are generally recognized under international commercial practice.

9.2 In the case of any occurrence of Force Majeure event, a party shall suspend the performance of its obligations hereunder so affected during the period of delay caused by such Force Majeure event, and shall automatically extend the time of performance of such obligations to the extent that such extension be the same length as the time of suspension. In addition, either party shall not be liable to pay any penalty or compensation in respect thereof.

9.3 The party who claims for Force Majeure shall notify the other party in writing of the occurrence of the same and its duration within days after such occurrence. It shall also use all its reasonable efforts to terminate such Force Majeure.

9.4 The Parties shall, upon the occurrence of the Force Majeure event, immediately look for a fair solution through mutual consultation and use all their reasonable efforts to mitigate any consequences arising from such Force Majeure.

10.   Notice

10.1 Any party hereto shall be under an obligation to notify the other party in writing in an efficient manner within a reasonable time of any event which would possibly result in disputes with or affect the performance of this Agreement.

10.2 In this Agreement, a notice shall be effectively confirmed by way of registered mail, express courier or personal delivery.

10.3 Any written notice to be delivered by registered mail, express courier or personal delivery shall be deemed to have been received when the delivery is confirmed by signature, or on the seventh day of receipt of such notice. If former date comes earlier than the latter date, the former shall prevail and vice versa. Notices shall be sent to the respective address of the Parties as follows:

      Address of Party A: 5/F, Dongyin Building, No. 689 Beijing Road East
                          Postal Code: 200001

      Address of Party B: 4/F, Dongyin Building, No. 689 Beijing Road East
                          Postal Code: 200001

      A written notice shall be given to the other party if any change to the above address is made.

11.   Dispute Resolution

11.1 All disputes between the Parties in connection with the performance of this Agreement shall be first resolved through friendly consultation. If no settlement can be reached through friendly consultation, the dispute shall be resolved by litigation or any means other than litigation.

11.2 In the event that any disputes between the Parties cannot be resolved through friendly consultation, either party may institute an action to the People's Court where the Licensor is located.

11.3 Except for any matters of this Agreement that are in dispute, the other parts of this Agreement shall continue to perform in accordance herewith when the litigation is taken place.

12.   Applicable Law

      This Agreement shall be governed and construed in accordance with the Laws of the People's Republic of China.

13.   Effectiveness of this Agreement

      This Agreement shall become effective once it is signed and sealed by the respective representatives of the Parties.

14.   General Provisions

14.1 Waiver by any Party hereto of a breach or non-performance of any provision on the part of the other party, or the non-performance of any provision or inability to exercise any right under this Agreement by any Party on one or more occasions shall not constitute an amendment to any rights under this Agreement, nor as a waiver of any subsequent breach or non-performance of any such provisions or rights under this Agreement.

14.2 The invalidity of any provision of this Agreement shall not affect the validity of any other provisions hereof. If any provision of this Agreement is invalid, it shall be deemed to be replaced by such provision which will not be considered invalid and will be close to the original intent of the Parties as nearly as possible.

14.3 Without the written consent of the Licensor, the Licensee shall not transfer, lease, pledge or sub-license to any third parties this Agreement nor any rights and obligations granted to the Licensee by the Licensor hereunder. In addition, Licensee shall not transfer in any other manner the economic interests licensed to it or any part of its rights hereunder to third parties.

14.4 This Agreement and its attachments constitute the entire agreement between the Parties hereto with respect to the subject matter hereof. In the event that there are any conflicts between this Agreement and all prior understandings, representations, arrangements, undertakings or agreements between the Parties hereto, both oral and written, this Agreement shall prevail and supersede all understandings, representations, arrangements, undertakings and agreements, both written and oral, which are in conflict with this Agreement.

14.5 Headings of this Agreement are inserted for convenience only and shall not be used as an interpretation of any provision of this Agreement nor shall it be constituted as restrictions on this Agreement.

15    Supplementary Provisions

15.1 This Agreement is executed in two original copies and each Party shall keep one.

15.2 All documents and agreements executed by the Parties in connection with the license of the Cellphone Games Software shall constitute attachments hereto. They shall be the integral part of this Agreement and have the same legal effect hereof.

15.3 This Agreement may be amended, revised or supplemented subject to an unanimous agreement of the Parties through consultation, and shall become effective after it is signed and sealed by the duly authorized representatives of the Parties.

15.4 Any matter which is not covered by this Agreement shall be handled in accordance with the Contract Law of the People's Republic of China and relevant laws.

Licensor: Shanghai Huitong Information Company Limited

Authorized Representative: /s/ Raymond Yang
                           ----------------------

Licensee: Shanghai Weilan Computer Company Limited

Authorized Representative: /s/ Wei Long
                           ----------------------